Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

SAI.TECH Global Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.0001 per share	Rule 457(h) and Rule 457(c)	1,376,792	$1.19	$1,638,382.48	$0.00011020	$180.55
Total Offering Amounts					$1,638,382.48		$180.55
Total Fee Offsets							$—
Net Fee Due							$180.55

(1)	Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	1,376,792 Class A Ordinary Shares of SAI.TECH Global Corporation, a Cayman Islands exempted company (the “Registrant”) covered by this Registration Statement on Form S-8 (the “Registration Statement”) are authorized and reserved for issuance under the SAI.TECH Global Corporation 2023 Equity Incentive Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Class A Ordinary Shares that become issuable under the Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding Class A Ordinary Shares of the Registrant.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. Such computation is based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares on the Nasdaq Capital Market on September 15, 2023, a date within five business days of the date of this Registration Statement.